Annaly Capital Management, Inc. Announces Redemption of all 17,700,000 Outstanding Shares of 6.750% Series I Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock
NEW YORK--(BUSINESS WIRE) (August 19, 2026) Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) today provided notice to the record holders (the “Notice of Redemption”) of the Company’s 6.750% Series I Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “Series I Preferred Stock”) of the redemption of all 17,700,000 of the issued and outstanding shares of Series I Preferred Stock. The cash redemption amount (the “Redemption Amount”) for each share of Series I Preferred Stock is $25.00 and will be paid on October 1, 2026 (the “Redemption Date”).
On the Redemption Date, dividends on the Series I Preferred Stock will cease to accumulate and all rights relating to the Series I Preferred Stock will terminate, except the right to receive the Redemption Amount. As the Company has declared and will have paid all accrued dividends with respect to the Series I Preferred Stock through September 30, 2026, there will be no accrued and unpaid dividends (whether or not authorized or declared) on the Redemption Date. Payment of the Redemption Amount will be made only upon delivery and surrender of the Series I Preferred Stock to Computershare Inc., the Company’s redemption and paying agent, during its normal business hours at the address specified in the Notice of Redemption.
The Notice of Redemption and related materials were mailed today to holders of record of the Series I Preferred Stock. Questions relating to the Notice of Redemption and related materials should be directed to Computershare Inc. at 1-800-301-5234.
About Annaly
Annaly is a leading diversified capital manager with investment strategies across mortgage finance. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to optimize its returns through prudent management of its diversified investment strategies. Annaly is internally managed and has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Additional information on the company can be found at www.annaly.com.
Forward-Looking Statements
This news release and our public documents to which we refer contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s beliefs and expectations, speak only as of the date on which they were made, and are subject to significant risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements. Factors that could cause actual results to differ from those contained in the forward-looking statements can be found in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Annaly undertakes no obligation to update or revise any forward-looking statements.
Contact
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
investor@annaly.com
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